Exhibit 10.1

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into this          day of                     , 20         (the “Effective Date”), by and between CareTrust REIT, Inc., a Maryland corporation for itself and its several subsidiaries and affiliates (collectively the “Company”), and                     (the “Executive”).

RECITALS

THE PARTIES ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.    The Executive is currently, or in connection herewith will become, employed with the Company, and the Company desires to provide severance benefits to the Executive in the event the Executive’s employment with the Company or its successors terminates under certain circumstances, on the terms and conditions set forth in this Agreement.

B.     This Agreement shall be effective immediately and shall supersede and negate all previous agreements and understandings with respect to the subject matter hereof, except as expressly noted herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, which are incorporated herein, and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.

Defined Terms. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings ascribed thereto in the Company’s Incentive Award Plan. The following terms mean and refer to:

1.1.

“Accrued Obligations” means (i) any of the Executive’s base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time, subject to the Company’s vacation policies in effect from time to time) on or before the Severance Date; (ii) earned but unpaid incentive compensation due under the Executive Compensation Plan for years prior to the year in which the Severance Date occurs, if any; and (iii) any reimbursement due to the Executive for expenses reasonably incurred by the Executive on or before the Severance Date and documented (and pre-approved to the extent applicable), in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

1.2.

“Authorized Retirement” means the voluntary retirement by Executive, provided that Executive (i) is over 62 years old; (ii) has worked in the Company and/or its predecessor or successor(s) for a cumulative period of at least ten (10) years; (iii) affirms in writing that he or she is retiring from full-time employment; (iv) has provided the [Board][Chief

Executive Offer] with not less than 120 days prior written notice; and (v) has participated during such 120 day period in the recruitment and orientation of his or her replacement, as and to the extent reasonably requested by the [Board][Chief Executive Officer].

1.3.	“Award” shall have the meaning given to such term in the Incentive Award Plan.

1.4.	“Cause” shall have the meaning given to such term in the Incentive Award Plan.

1.5.	“Change in Control” shall have the meaning given to such term in the Incentive Award Plan.

1.6.	“COBRA” shall mean and refer to the Consolidated Omnibus Budget Reconciliation Act.

1.7.

“COBRA Benefits” means the premiums charged pursuant to COBRA to continue the Executive’s medical, dental and vision coverage following a termination, at the same or reasonably equivalent coverage under the group program(s) provided to the Executive (and, if applicable, the Executive’s spouse and eligible dependents) as in effect immediately prior to the Severance Date.

1.8.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or its affiliates or any predecessors or successors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company or its affiliates (or such predecessors or successors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

1.9.

“Disability” shall mean and refer to the inability of the Executive to perform the material duties of his or her office due to a physical or mental injury, infirmity or incapacity which is determined to be permanent, by a physician selected by the Company and reasonably acceptable to the Executive, for one hundred eighty (180) days (inclusive of weekends and holidays) in any 365-day period.

1.10.	“Excise Tax” shall mean and refer to the tax imposed under Section 4999 of the Code.

1.11.

“Executive Compensation Plan” shall mean and refer to the annual executive compensation plan established by the Compensation Committee of the Board to incentivize and reward the performance of the Company’s management for the compensation year in which the Severance Date occurs, and will typically include target performance objectives set at “Threshold,” “Target” and “High” levels. In the event that this Agreement calls for a calculation of a Severance Benefit based upon the Executive Compensation Plan for the year in which the Severance Date occurs and no such plan has yet been finalized and approved for such year (or if the Executive was not selected as a participant for such year), then notwithstanding anything herein to the contrary such calculation shall be made based upon the last approved Executive Compensation Plan, as if it had been the approved Executive Compensation Plan for the year in which the Severance Date occurs.

1.12.

“Good Reason” means the occurrence (without the Executive’s consent) of any one or more of the following conditions: (i) a material reduction in the Executive’s responsibilities resulting in material diminution of his or her position; (ii) a material diminution in the value of Executive’s aggregate annual compensation opportunity, provided that the establishment or periodic amendment of applicable performance objectives or requirements as set by the Board of Directors in its sole discretion shall not be considered to have any impact on the value of the Executive’s compensation opportunity; or (iii) a material breach by the Company of any agreement with the Company to which the Executive is a party; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition(s) claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 7), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred twenty (120) days following the initial existence of the condition(s) claimed to constitute Good Reason.

1.13.	“Incentive Award Plan” shall mean the CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan together with any successor or replacement equity award plan.

1.14.	“Indemnification Agreement” means and refers to that certain CareTrust REIT, Inc. Indemnification Agreement dated as of , 20 by and between the Company and the Executive.

1.15.

“Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a resignation by the Executive for Good Reason.

1.16.

“Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

1.17.

“Severance Benefit” shall mean and include, in addition to the standard rights and benefits described in this Agreement, any or all of the “Termination Severance Benefit” described in subsection 2.2, the “Authorized Retirement Severance Benefit” described in subsection 2.3, and the “Change in Control Severance Benefit” described in subsection 2.4, as the context may dictate.

1.18.	“Severance Date” means the date on which the Executive’s employment with the Company or its successor ends.

2.	Separation from Service.

2.1.

General Terms. Except as expressly provided for in this Section 2, if the Executive’s employment with the Company is terminated by the Company or the Executive for any reason, then from and after the Severance Date the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits, other than such continuing rights and obligations as the Executive and the Company may have pursuant to the Indemnification Agreement, which Indemnification Agreement is hereby reaffirmed and is neither amended, superseded nor terminated by this Agreement or any Separation from Service. Notwithstanding the foregoing, in all cases (i) any payments made hereunder shall be subject to tax withholding and other authorized deductions, and (ii) the Company shall promptly pay or reimburse to the Executive (or, in the event of his or her death or Disability, to the Executive’s estate or custodian, as the case may be):

2.1.1.	any and all Accrued Obligations;

2.1.2.	any payments or benefits required by law, the Incentive Award Plan, the Executive Compensation Plan or this Agreement; and

2.1.3.

to the extent provided for by law, the Executive may elect to receive continued benefits under COBRA (but, for the avoidance of doubt, the Executive shall not be entitled to any payment of COBRA Benefits from the Company except as provided in subsection 2.2, subsection 2.3 and subsection 2.4 below).

2.2.

Specific Separation Events. Upon a termination of the Executive’s employment with the Company under the specific circumstances described below, then, in addition to any reimbursement or benefits to which Executive may be entitled under subsection 2.1 above, Company shall provide the following additional benefits to the Executive, but only under the following terms and conditions:

2.2.1.

Involuntary Termination without Cause. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination without Cause, the Company shall provide the following “Termination Severance Benefits” to the Executive, subject to Section 3:

2.2.1.1.

pay the Executive, as a severance amount, the sum of (a) [                (        )][1] times the Executive’s annual base salary in effect on the Severance Date, plus (b) an amount equal to the Executive’s annual short-term cash incentive under the Executive Compensation Plan at the “Target” level for all performance objectives, prorated from January 1 of the year in which the Severance Date occurs through the Severance Date. This severance amount shall be paid to the Executive in a lump sum as soon as practicable following the Severance Date (but in any event not later than March 15 of the following calendar year); and

2.2.1.2.

provide COBRA Benefits at the Company’s expense for not less than 18 full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer.

2.2.2.

Termination for Good Reason. If the Executive’s employment with the Company terminates as a result of a termination for Good Reason, the Severance Benefit shall be the same as for an Involuntary Termination without Cause.

2.2.3.

Death or Disability. The Company shall have the right, at the Company’s option and expense, to acquire and maintain a “key man” life, disability and/or similar insurance policy to fund all or part of its obligations under this subsection 2.2.3. If the Executive’s employment with the Company terminates as a result of the Executive’s death or Disability, the Company shall:

2.2.3.1.

pay the Executive or the Executive’s estate, trustee or custodian, as the case may be, the Executive’s target annual short term incentive under the Executive Compensation Plan for the plan year in which the Executive’s employment terminates, with such amount to be paid to the Executive in a lump sum as soon as practicable following the Severance Date (but in any event not later than March 15 of the following calendar year); and

2.2.3.2.

automatically accelerate the vesting of all of the Executive’s unvested Awards as of the Severance Date (with any Awards then subject to performance-based vesting conditions vesting at the target performance level); and

[1]	Severance multiple to be 2 for CEO and 1 for all other executives.

2.2.3.3.

provide COBRA Benefits at the Company’s expense for not less than twelve (12) full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer following a termination for Disability.

2.3.

Authorized Retirement. If the Executive’s employment with the Company terminates as a result of an Authorized Retirement, the Company shall provide the following “Authorized Retirement Severance Benefit” to the Executive, subject to Section 3 and 4.6:

2.3.1.

automatically accelerate the vesting of all of the Executive’s unvested Awards as of the Severance Date that are subject to vesting conditions based on continued employment, and any Awards then subject to performance-based vesting conditions as of the Severance Date shall remain outstanding and shall remain eligible to vest subject to satisfaction of the Company attaining the applicable performance-based vesting conditions as if the Executive’s employment had not terminated; and

2.3.2.

provide COBRA Benefits at the Company’s expense for not less than 18 full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer.

2.4.

Change in Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination that occurs at any time upon or following a Change in Control, the Company shall, subject to Section 3, provide the following “Change in Control Severance Benefit” to the Executive in lieu of providing the Termination Severance Benefits:

2.4.1.

pay the Executive, as a severance amount, [                (        )][2] times the sum of (a) the Executive’s annual base salary in effect on the Severance Date, plus (b) the Executive’s actual average annual short-term cash incentive paid under the Executive Compensation Plan for the three plan years immediately preceding the plan year in which the Executive’s Severance Date occurs (or such shorter period that the Executive has been employed). This severance amount shall be paid to the Executive in a lump sum as soon as practicable following the Severance Date (but in any event not later than March 15 of the following calendar year); and

2.4.2.

automatically accelerate the vesting of all of the Executive’s unvested Awards as of the Severance Date (with any Awards then subject to performance-based vesting conditions vesting at the target performance level); and

[2]	Severance multiple to be 3 for CEO and 2 for all other executives.

2.4.3.

provide COBRA Benefits at the Company’s expense for not less than 18 full calendar months following the Severance Date, commencing with COBRA Benefits for the month following the month in which the Executive’s Separation from Service occurs. Provision of the COBRA Benefits shall automatically end upon the Executive commencing full-time employment with a subsequent employer.

2.5.

Savings Clause. The foregoing provisions of this Section 2 shall not reduce or otherwise negatively affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under the Incentive Award Plan, (iii) the Executive’s rights under COBRA; or (iv) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

3.

Release; Limitation of Liability. This Section 3 shall apply notwithstanding anything else contained in this Agreement or any restricted stock, restricted stock unit or other equity-based award agreement to the contrary.

3.1.

Release. The Company shall provide to Executive, and as a condition precedent to any Company obligation to the Executive to pay or provide Severance Benefits, the Executive shall provide the Company, a valid, executed release agreement that shall release the Company, its officers, directors, affiliates and other applicable parties from all known and unknown claims of any kind or nature in a form reasonably acceptable to the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the form of Release to the Executive not later than fifteen (15) business days following the Severance Date, and the Executive shall be required to execute and return the Release within twenty one (21) days of delivery (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law).

3.2.

Exclusive Remedy. The Executive agrees that his or her receipt of the Severance Benefits shall constitute the exclusive and sole remedy for any termination of his or her employment, and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. For the avoidance of doubt, the Severance Benefits are being provided in lieu of any rights to receive any bonus payment (such as a pro-rata bonus payment) under the Executive Compensation Plan following any termination of employment where Severance Benefits are payable, and the Executive agrees that he or she shall have no rights to receive any such bonus payments that may be payable under the generally applicable terms of the Executive Compensation Plan. The Company’s obligation to deliver Severance Benefits hereunder, if any, shall not affect any set-off, counterclaim, recoupment (other than as provided for in Section 4.6), defense or other claim, right or action which the Company may have against the Executive or others. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. Except as provided above for the COBRA Benefits, all Severance Benefits paid or provided to the Executive shall be paid and provided without regard to whether the Executive has taken or takes actions to mitigate damages, and regardless of whether the Executive seeks or obtains alternate employment. The Executive hereby irrevocably resigns, on the Severance Date, from the Company and any affiliate of the Company, as an officer and director of the Company and any affiliate, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company (in each case, to the extent the Executive then has any such position), and from each and every other position that the Executive may then otherwise hold with the Company or any of its affiliates. The Executive agrees to promptly execute and provide to the Company any further documentation, as requested by the Company (whether before or after the Severance Date), to confirm such resignations.

4.	Protective Covenants.

4.1.

Confidential Information. The Executive shall not disclose or use at any time, either during the period of his or her employment or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the period of employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information of the business of the Company or any of its affiliates which the Executive may then possess or have under his or her control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof and shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is for the purpose of reporting or investigating a suspected violation of law, including disclosures that are protected under the whistleblower provisions of federal law or regulations, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that he or she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal.

Further, the Executive understands that the Company will not retaliate against him or her in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against him or her because of his or her disclosure, the Executive may disclose the relevant Confidential Information to his or her attorney and may use the Confidential Information in the proceeding if (x) the Executive files any document containing the Confidential Information under seal, and (y) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

4.2.

Non-Solicitation of Employees and Consultants. While employed and for a period of twenty-four months after the Severance Date, the Executive will not directly or indirectly through any other person (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve months after such individual’s employment relationship with the Company or such affiliate has been terminated.

4.3.

Return of Company Property. Upon request by the Company in connection with any termination of employment, the Executive will promptly deliver to the Company all property belonging to the Company then in the Executive’s custody, possession or control. The Executive may retain his or her mobile phone number, personal effects located on Company property, all address books and contact data, and any personal data contained in any file, computer, server or storage facility of the Company or to which the Company has access.

4.4.

Withholding of Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.5.

Section 280G Excise Tax. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement, including, for certainty, any or all of the Severance Benefits, as applicable, and any benefits under the Incentive Award Plan (collectively, the “Benefits”) would be subject to the Excise Tax, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). The Company shall reduce or eliminate the Benefits by first reducing or eliminating any cash payments, then by reducing or eliminating any accelerated vesting of any equity awards, and then by reducing or eliminating any other Benefits, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The provisions of this subsection 4.5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s right and entitlements to any benefits or compensation.

4.6.

Clawback. All payments made to Executive by the Company pursuant to this Agreement, the Incentive Award Plan, the Executive Compensation Plan or any other plan or agreement are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of bonuses or awards or any shares or other cash or property received with respect to the bonuses or awards (including any value received from a disposition of the shares acquired upon payment of the bonuses or equity awards). In addition, if following the Executive’s Authorized Retirement, the Executive breaches the Executive’s affirmation that he or she is retiring from full-time employment and commences full-time employment at any time following the Severance Date, the Executive shall be required to pay back to the Company the after-tax amount of the Authorized Retirement Severance Benefit within 60 days following such breach.

5.	Beneficiaries; Successors and Assigns.

5.1.

Payment in the Case of Death and Disability. In the event any amount or other benefit is payable or deliverable pursuant to this Agreement following the Executive’s death or Disability, payment and delivery shall be made to (a) in the event of a Disability, to the Executive to the extent the Executive has the capacity to receive amounts and other such benefits, or if the Executive is deceased or lacks capacity, (b) to the trustee of a trust previously identified by the Executive in a formal written directive to the Company, or (c) to the executor of the Executive’s estate or the Executive’s custodian, as the case may be.

5.2.

Assignment. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

5.3.

Assumption. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and expressly agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

6.

Arbitration. The Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from the Judicial Arbitration and Mediation Services, Inc., as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. The arbitration shall be conducted in accordance with the laws of the State of California. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorney’s fees and other expenses.

7.

Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Attention: [Board of Directors] [Chief Executive Officer]

CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, CA 92673

If to the Executive:

to the address most recently on file in the payroll records

of the Company, or such other address as the Executive

may from time to time designate in writing and deliver to

the Company in accordance herewith.

8.	Miscellaneous.

8.1.

Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

8.2.

At-Will Employment. The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time, with or without cause or notice, by the Company or the Executive. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like (in each case, if any) from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.

8.3.

Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.4.

Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

8.5.

Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

8.6.

Survival. This Agreement shall survive any Separation from Service by Executive (including without limitation for Executive’s death or Disability), any Change in Control of the Company, and any bankruptcy, dissolution, merger or other disposition of the Company or its assets. If the Company is not the surviving entity in any Change of Control transaction, the Company shall require the successor to assume this Agreement in connection with any Change in Control.

8.7.

Entire Agreement. This Agreement (and the other documents referred to herein) embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding anything above in this subsection 8.7 to the contrary, and for purposes of clarity, any written equity award agreement evidencing the terms and conditions of an equity award granted by the Company to the Executive (as to such award only), as well as the Company’s rights under any trade secret, confidentiality, inventions or similar agreement or policy, are not integrated into this Agreement and shall continue in effect.

8.8.

Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement which is executed by both of the parties hereto; provided, however, that any such subsequent agreement that would contract the Executive’s rights under this Agreement must expressly refer to this Agreement in order for it to amend, modify or change (in whole or in part) the Executive’s rights under this Agreement.

8.9.

Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party giving such waiver.

8.10.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

8.11.

Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

8.12.	Section 409A.

8.12.1.

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

8.12.2.

If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 2 until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this subsection 8.12 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this subsection 8.12 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

8.12.3.

To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to this Agreement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit to the Company receipts and any other documentation reasonably required to substantiate any such benefits and reimbursements in order to facilitate the timely payment or reimbursement of the same.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

CARETRUST REIT, INC.,
a Maryland corporation, for itself and its several subsidiaries and affiliates

By:
Name:
Title:

“EXECUTIVE”

[NAME]